SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Article appearing on Sage on-Line Investors and Multex and
eRaider site.

New Math for Shareholders
Vincent Van Gogh's Starry Night, a painting of the swirling night sky over
Saint Remy, is among the most dramatic impressionist works of art. A few years ago, astronomers from UCLA's Griffith Observatory determined that the painting represented the pre-dawn sky of June 19, 1889. 112 years later,
June 19, 2001, will be a dramatic day for wired shareholder activists.
There are three kinds of shareholders: Insiders, Institutions and
Individuals. Insiders are corporate managers, board members and large shareholders who work closely with management. Institutions fall into two subtypes. Mutual funds, investment banks and most professional money managers want to keep corporate management happy because they want corporate business. Also they tend to have high portfolio turnover so it's not worth their while to work to improve companies, they'll probably sell the stock before their actions yield results. Pension funds, on the other hand, have no reason to kowtow to corporations and tend to have longer holding periods.
Individuals also fall into two categories. Passive individuals often do not even know what stocks they own, and never know much about the companies.
Generally someone else picks their stocks. They seldom vote at all in corporate election, and almost never vote against management. Active individuals know quite a lot about their companies and usually select their own stocks without broker or advisor.
Traditionally the only way to force corporate change was to find a company with large percentage ownership by active institutions or to buy a large block of stock yourself. Improved corporate defenses against the latter strategy (particularly poison pills) meant that institutions were the catalysts for improved corporate governance during the 1990s. This trend was accelerated as individual investors switched from owning stock directly to buying mutual funds.
However, since 1995 the tide has been running in the opposite direction. It appears that individual stock ownership is increasing, although the rate is too slow to be sure. What is definitely true is that the demographics of individual ownership are shifting from passive to active.
Many individuals
who owned stocks in 1980 owned only one stock, or inherited their stock or were over 80. Virtually all bought through brokers or advisors. In 2001, individual stockholders are younger, better-educated, wealthier, hold more diversified portfolios and are more likely to research and buy their own stocks. Such shareholders are much more likely to vote for a dissident slate of directors or support shareholder resolutions opposed by management.
The Internet has increased the power of individual shareholders in another way. Most of these younger, better-educated, wealthier stock researchers use the Internet to find and oversee their stocks, thus they can be reached cheaply. Five years ago it cost about $5 to $25 to get one individual shareholder vote, today a persuasive Internet appeal can sway hundreds or thousands of shareholders for nothing. At the same time, changes in securities law and technology have made it much easier for individuals to organize.
For all of these improvements, no Internet group of individual shareholders has ever elected a director of a public corporation. Some alliances have come close. United Companies Financial shareholders were recognized as an official equity committee and given the exclusive right to propose a reorganization plan. Luby's Cafeteria shareholders filed a proxy solicitation with the SEC and management made many of their proposed changes in a successful effort to defeat the dissident nominees.
Internet
organization has become important for rallying support for shareholder resolutions, or when institutional adversaries reach out for individual shareholder allies. But until someone proves that a pure
Internet alliance
of individual shareholders, without any institutional backing or support, can actually elect a slate of directors, individual shareholders will not be viewed as primary actors in corporate governance.
My company eRaider.com Inc. was formed to rally individual shareholders on the Internet to improve shareholder value. Like any sensible people, we prefer the cheapest, easiest and least divisive ways to achieve our goals.
Thus in our first four eRaids we used negotiation, email campaigns and shareholder proposals without having to resort to a proxy fight. But our fifth target company, Goldfield Corp. (AMEX: GV) proved resistant to milder tactics. So we filed a proxy statement with the SEC (a necessary step before soliciting votes from the public) and are running a dissident slate of directors at the annual meeting on June 19.
Here is the basic math. It contains a lot of uncertainty and guesswork. I'm not trying to handicap the Goldfield election, just to show the key.
Goldfield has 27.7 million shares of stock. I know of no institutional holders (public institutions have to file their holdings, as does any organization that owns more than 5 percent, but smaller investments by private hedge fund for example do not show up on available lists). I estimate management has about five million sewed up. I further think there are seven million additional shares held by active individuals on the
Internet. I think we have contacted most of those people without spending any significant amount of money.
The remaining 15.7 million shares I consider to be held by passive individuals. I expect only three to six million of them will vote. They are expensive to reach, and however much money we spent I would be surprised if even 10 percent of them (1.6 million shares) could be persuaded to vote against management. Therefore I plan to solicit some of the larger shareholders in this group, but for the most part I'm ceding it to the
Company.
In order to name at least one director, I think I need about 2.5 million of the seven million shares I estimate are held by active individuals on the
Internet. Whether I can get it is the key question, not just for Goldfield but for Internet shareholder activism. Can activists identify large blocs of shares on the Internet? Or will I find my seven million shares to be the product of active imaginations and practical jokers? Will
Internet allies
actually download, sign and mail proxies? Or will they flirt with dissidents but vote with management in the end?
If I win one or more board seats it will be a dramatic development that will change a lot of thinking. Companies will have to ask how many shareholders are active and amenable to Internet solicitation. In many cases the answer will be large enough to affect corporate elections.
Companies will have to
court these shareholders, lawyers will have to design defenses against them.
On the other hand, if I cannot get even one board seat, a lot of corporate incumbents will relax, secure in the belief that the Internet has once again been more hype than substance.
As a finance professor, my main concern is that business considerations play a larger role in corporate elections. The trouble today is institutions with business and financial expertise are mostly passive, because they do a lot of corporate business, and active institutions like public pension funds do not have the staff or budget to do extensive in-house business analysis on their companies. This impairs the ability of corporate elections to enforce high standards of performance. The obvious solution is to grant more power to sophisticated and informed individual investors. The collective experience and wisdom of a company's shareholders is an important and little-used asset.
So watch the election on June 19 at Goldfield Corp. for a pointer to the future of corporate governance.

eRaider is soliciting proxies for Goldfield's annual meeting on June 19, 2001. eRaider strongly advises all shareholders to read the proxy statement at http://www.eraider.com/article.cfm?topicID=50&catID=158&articleID=6
47 or by emailing info@eRaider.com, or a free copy is available from:
Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025